Exhibit 19

FIRST AMENDED AND RESTATED SECURITIES TRADING POLICY

PURPOSE

The Board of Directors (the “Board”) of Target Hospitality Corp. (the “Company”) has adopted this First Amended and Restated Securities Trading Policy (this “Policy”) to provide guidelines to all officers, directors and employees of the Company with respect to transactions in the Company’s securities, and the handling of confidential information about the Company and the companies with which the Company does business, including compliance with securities laws that prohibit certain persons who are aware of material non-public information about a company from (i) trading in securities of that company and (ii) providing material non-public information to other persons who may trade on the basis of that information.

This Policy is designed to prevent insider trading or even allegations of insider trading. Your strict adherence to this Policy will help safeguard our reputation and will further ensure that we conduct our business in the highest level of integrity and in accordance with the highest ethical standards.

Federal and state securities laws prohibit the purchase or sale of a company’s securities by anyone who is aware of material information about a company that is not generally known by or available to the public.  These laws also prohibit anyone who is aware of material non-public information from disclosing this information to others who may trade. Companies and their controlling persons may also be subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.

COVERED PERSONS

This Policy applies to:

●	all officers, directors and employees of the Company and its subsidiaries;

●	the family members and others who reside in your household, and to any family members who do not live in your household but whose transactions in Company Securities (as defined below) are directed by you or are subject to your influence or control (such as parents, in-laws or children who consult with you before they trade in Company Securities) (“Family Members”);

●	any entities, such as corporations, partnerships or trusts, that you influence or control (“Controlled Entities”); and

●	our contractors or consultants who have access to material non-public information about the Company, and their Family Members and Controlled Entities.

We refer to the foregoing individuals and entities as “Covered Persons” in this Policy and, to be clear, transactions by your Family Members and Controlled Entities will be treated as your transactions under this Policy and federal securities laws.

COVERED TRANSACTIONS

This Policy applies to virtually all transactions in the Company’s securities, including common stock, options to purchase common stock, preferred stock, warrants, notes, bonds and convertible securities, as well as derivative securities relating to any company securities and any other securities issued by the Company (“Company Securities”). Company Securities also include derivative securities relating to the Company’s securities, even if not issued by the Company, such as exchange-traded options (e.g., puts and calls).

RESPONSIBILITY

You have an ethical and legal obligation to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of material non-public information. You are responsible for making sure that you and your Family Members and Controlled Entities comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material non-public information rests with that individual, and any action on the part of the Company, our General Counsel, or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below under the heading “Consequences of Violations.”

ADMINISTRATION

This Policy will be administered by our General Counsel and any other employees of the Company designated by the General Counsel. All determinations and interpretations by our General Counsel will be final and not subject to review.

POLICY STATEMENT

It is the Company’s policy that no Covered Person who is aware of material non-public information relating to the Company may, directly or indirectly through other persons or entities:

●	engage in transactions in Company Securities, except as specified in this Policy under the headings “Transactions Under Company Plans,” “Transactions Not Involving a Purchase or Sale” and “Rule 10b5-1 Plans;”

●	recommend the purchase or sale of any Company Securities;

●	disclose material non-public information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons (including, but not limited to, family, friends, business associates, investors and expert consulting firms), unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or

●	assist anyone engaged in the above activities.

In addition, it is our policy that a Covered Person who, in the course of working for the Company, learns of material non-public information that could affect the stock price of another company, including with respect to a customer, supplier or competitor of the Company, may not trade in securities based on such information until such information becomes public or is no longer material.

Unless specified herein, there are no exceptions to this Policy. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not exempt from this Policy. Federal securities laws do not recognize mitigating circumstances and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

Remember, it makes no difference whether or not you relied upon or used material non-public information in deciding to trade – if you are aware of material non-public information about the Company, the prohibition set forth in this Policy applies.

MATERIAL NON-PUBLIC INFORMATION

Material Information. Information is considered “material” if a reasonable investor would consider the information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect a company’s stock price (positively or negatively) should be considered material. There is no bright-line standard for assessing materiality; instead, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

●	projections of future earnings or losses, or other earnings guidance;
●	changes to prior earnings guidance, or the decision to suspend earnings guidance;
●	a proposed merger, acquisition, or joint venture;
●	a proposed acquisition or disposition of a significant asset;
●	a restructuring;
●	a significant related-party transaction;
●	a change in dividend policy, the declaration of a stock split, or offering additional securities;
●	bank borrowings or other financing transactions out of the ordinary course;
●	the establishment of a repurchase program for Company Securities;
●	a change in management or the board of directors;
●	a change in auditors or notification that the auditor’s reports may no longer be relied upon;
●	pending or threatened significant litigation, or the resolution of such litigation;
●	changes in debt ratings;
●	impending bankruptcy or the existence of severe liquidity problems;
●	the gain or loss of a significant customer or supplier; or
●	the imposition of a ban on trading in Company Securities or the securities of another company.

When Information is Considered Public. Information that has not been disclosed to the public is generally considered to be non-public information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information is considered to be widely disseminated if it has been disclosed through the Dow Jones “broad tape,” newswire services, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the SEC that are available on the SEC’s website. By contrast, information is probably not considered to be widely disseminated if available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and institutional investors.

Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. Ordinarily, information should not be considered public until two full business days have passed after its formal release to the market.  For example, (i) if the Company makes an announcement before the market opens on a Monday, you should not trade in Company Securities until Wednesday; or (ii) if the Company makes an announcement after the market closes on a Friday, you should not trade in Company Securities until Wednesday. Depending on the circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material non-public information.

TRANSACTIONS UNDER COMPANY PLANS

This Policy does not apply to the following transactions, except as specifically noted:

●	Stock Option Exercises. This Policy does not apply to the exercise of a stock option acquired by a director, officer or employee pursuant to the Company’s incentive compensation plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

●	Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.

●	401(k) Plan. This Policy does not apply to purchases of Company Securities in the Company’s 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This Policy does apply, however, to certain elections you may make under the 401(k) plan, including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; and (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance.

●	Other Similar Transactions. Any other purchase of Company Securities from the Company or sales of Company Securities to the Company are not subject to this Policy.

TRANSACTIONS NOT INVOLVING A PURCHASE OR SALE

Bona fide gifts (i.e. for no consideration) are not transactions subject to this Policy, unless the person making the gift (i) has reason to believe that the recipient intends to sell the Company Securities while the Covered Person is aware of material non-public information, or (ii) is subject to the trading restrictions specified below under the heading “Additional Procedures” and the sales of the Company Securities by the recipient occur during a blackout period. Moreover, transactions in mutual funds that are invested in Company Securities are not transactions subject to this Policy.

SPECIAL AND PROHIBITED TRANSACTIONS

Certain types of transactions pose a heightened legal risk and/or appearance of improper conduct. We have therefore adopted the following specific policies:

●	Short-Term Trading. Short-term trading of Company Securities may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance rather than the Company’s long-term business objectives. For these reasons, any director or Section 16 officer who purchases Company Securities in the open market may not sell any Company Securities of the same class during the six-month period following the purchase (or vice versa).

●	Frequent Trading. Frequent trading can be time consuming and distracting, and frequent trading of Company Securities can create an appearance of wrongdoing even if the decision to trade was based solely on public information. Therefore, we strongly discourage frequent trading of Company Securities and encourage our employees not to trade Company Securities for short-term trading profit.

●	Short Sales. Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. Short sales may also reduce a seller’s incentive to seek to improve the Company’s performance. In addition, Section 16(c) of the Securities Exchange Act of 1934 and the rules and regulations thereunder (the “Exchange Act”) prohibit officers and directors of the Company from engaging in short sales. For these reasons, short sales of Company Securities by any officer, director or employee are prohibited. (Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”)

●	Publicly-Traded Options. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that you are trading based on material non-public information or focusing on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options and/or call options involving Company Securities, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”)

●	Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, you may no longer have the same objectives as the Company’s other stockholders. Therefore, our directors and Section 16 officers are prohibited from engaging in any such transactions, and we strongly discourage all other employees from engaging in such transactions.

●	Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in Company Securities, you are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan. (Pledges of Company Securities arising from certain types of hedging transactions are governed by the paragraph above captioned “Hedging Transactions.”)

●	Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved 10b5-1 Plans) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when you are in possession of material non-public information. We therefore discourage placing standing or limit orders on Company Securities. If you must use a standing order or limit order, then the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined below under the heading “Additional Procedures.”

ADDITIONAL PROCEDURES

The Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material non-public information, and to avoid the appearance of any impropriety.

Pre-Clearance Procedures

Our directors, Section 16 officers, and Designated Employees (as defined below), as well as their Family Members and Controlled Entities, may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from our General Counsel. A request for pre-clearance should be submitted to our General Counsel at least three business days in advance of the proposed transaction. Our General Counsel will make every effort to respond to requests as quickly and expeditiously as possible. However, our General Counsel is not obligated to approve a transaction submitted for pre-clearance, and he or she may determine not to permit the trade.

If our General Counsel proposes any transaction in Company Securities, then our Chief Executive Officer (with assistance from counsel other than our General Counsel) will be responsible for pre-clearing or denying the proposed trade in accordance with the procedures outlined herein.

If a request for pre-clearance is denied, then he or she should refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction. If a request for pre-clearance is approved, then you have three business days to effect the transaction (or, if before commencement of a quarterly or event-driven blackout period, such shorter period of time). In the case of a pre-clearance for a 10b5-1 Plan, the plan must be established within seven business days (or, if before commencement of a quarterly or event-driven blackout period, such shorter period of time).

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material non-public information about the Company, and should describe fully those circumstances when requesting pre-clearance.

To facilitate the process, the Company has prepared the pre-clearance form attached hereto as Exhibit A. You should complete and provide the applicable form to our General Counsel when requesting pre-clearance.

Under no circumstance may a person trade or initiate a 10b5-1 Plan while aware of material non-public information about the Company, even if pre-cleared. Thus, if you become aware of material non-public information after receiving pre-clearance, but before the trade has been executed or the 10b5-1 Plan has been initiated, then you must not effect the pre-cleared transaction or initiate the pre-cleared plan.

Quarterly Trading Restrictions

Certain employees and directors, as well as their Family Members and Controlled Entities, must not trade Company Securities during certain periods (“Blackout Periods”) closely related to the preparation and announcement of our earnings. Our General Counsel, in consultation with our Chief Executive Officer and Chief Financial Officer, will determine which employees will be subject to these quarterly trading restrictions and notify the designated persons thereof. Our Blackout Periods include:

●	with respect to our first fiscal quarter, the Blackout Period will begin on the 20th calendar day of March and end on the third business day following the date of the public release of our earnings results for the first quarter;

●	with respect to our second fiscal quarter, the Blackout Period will begin on the 20th calendar day of June and end on the third business day following the date of the public release of our earnings results for the second quarter;

●	with respect to our third fiscal quarter, the Blackout Period will begin on the 20th calendar day of September and end on the third business day following the date of the public release of our earnings results for the third quarter; and

●	with respect to our fourth fiscal quarter, the Blackout Period will begin on the 15th calendar day of December and end on the third business day following the date of the public release of our earnings results for the fourth quarter.

Under very limited circumstances, a person (other than our directors and Section 16 officers) subject to this restriction may be permitted to trade during a Blackout Period, but only if our General Counsel concludes that the person does not in fact possess material non-public information. Persons wishing to trade during a Blackout Period must contact our General Counsel for approval at least three business days in advance of any proposed transaction involving Company Securities.

Event-Specific Trading Restriction Periods

Our directors and a limited number of officers and employees may have knowledge of an event that is material to the Company. It may be appropriate in these circumstances to prohibit those directors, officers and employees, as well as their Family Members and Controlled Entities, from trading in Company Securities while the event remains material and nonpublic. Our General Counsel, in consultation with our Chief Executive Officer and Chief Financial Officer, will determine which directors, officers and employees will be subject to the event-specific trading restrictions and notify the designated persons thereof.

Moreover, our financial results may be sufficiently material in a particular quarter that, in the judgment of our General Counsel, designated persons should refrain from trading in Company Securities even sooner than the typical Blackout Period described above. In that situation, our General Counsel may notify the designated persons that they should not trade in the Company’s Securities, without disclosing the reason for the restriction.

The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole, and should not be communicated to other persons. Even if our General Counsel has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material non-public information. Exceptions will not be granted during an event-specific trading restriction period.

Individuals subject to our quarterly or event-specific trading restrictions, as such individuals have been designated and notified by our General Counsel, are referred to herein as “Designated Employees.”

Exceptions

Quarterly and event-driven trading restrictions do not apply to transactions not subject to this Policy, as described above under the headings “Transactions Under Company Plans” and “Transactions Not Involving a Purchase or Sale.” In addition, the requirement for pre-clearance and the quarterly and event-driven trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described under the heading “Rule 10b5-1 Plans.”

RULE 10B5-1 PLANS

Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a “10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions. To comply with the Policy, a 10b5-1 Plan must be approved by our General Counsel and meet the requirements of Rule 10b5-1 and the Company. In general, a 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material non-public information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

Any 10b5-1 Plan must be submitted for approval 30 days prior to the entry into the 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the 10b5-1 Plan will be required.

POST-TERMINATION TRANSACTIONS

This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If an individual is in possession of material non-public information when his or her service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material. The pre-clearance procedures specified under the heading “Additional Procedures” above, however, will cease to apply to transactions in Company Securities upon the expiration of any Blackout Period or other Company-imposed trading restrictions applicable at the time of the termination of service.

CONSEQUENCES OF VIOLATION

The purchase or sale of securities while aware of material non-public information, or the disclosure of material non-public information to others who then trade in the Company’s Securities, is prohibited by the federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as the laws of foreign jurisdictions. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. Of course, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

SUPPORT

Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from our General Counsel, Heidi Lewis, who can be reached by telephone at 832-709-2563 or by e-mail at hlewis@targetlodging.com.

CERTIFICATION

Each of the Company’s directors, executive officers, and Designated Employees must certify their understanding of, and intent to comply with, this Policy. A form of certification is attached hereto as Exhibit B.

Adopted by the Board May 4, 2022

Exhibit A

Request for Pre-Clearance Form

To: General Counsel

Target Hospitality Corp. (the “Company”)

From:

Re:     Proposed transaction in Company Securities

This is to advise you that the undersigned intends to execute a transaction in the Company’s securities on [                 ] [     ], 20[    ], and thereafter until the trading window shall close and does hereby request that the Company pre-clear the transaction as required by its Securities Trading Policy (the “Policy”).

The general nature of the transaction is as follows (e.g., open market purchase of 10,000 shares of common stock through Nasdaq or privately-negotiated sale of warrants for the purchase of 5,000 shares of common stock):

The undersigned is not in possession of material non-public information (as described in the Policy) about the Company and will not enter into the transaction if the undersigned comes into possession of any material non-public information about the Company between the date hereof and the proposed trade execution date.

The undersigned has read and understands the Policy[ and the Company’s Section 16 Compliance Policy,] and certifies that the above proposed transaction will not violate the Policy[ or the Section 16 Compliance Policy].1

The undersigned agrees to advise the Company promptly if, as a result of future developments, any of the foregoing information becomes inaccurate or incomplete in any respect. The undersigned understands that the Company may require additional information about the transaction, and agrees to provide such information upon request.

Dated: , 20[ ]
Very truly yours,
[Signature]
[Print Name]

Approved:

General Counsel of Target Hospitality Corp.
Date: , 20[ ]

[1]	Bracketed language in this paragraph need only appear in forms submitted by directors and Section 16 directors and officers.

Exhibit B

Form of Compliance Certification

CERTIFICATION

I certify that:

(i)

I have read and understand Target Hospitality Corp.’s (the “Company”) Securities Trading Policy (the “Policy”). I understand that the Company’s General Counsel is available to answer any questions I have regarding the Policy.

(ii)	Since the date on which the Policy was adopted, or such shorter period of time that I have been an employee, director or consultant of the Company, I have complied with the Policy.

(iii)	I will continue to comply with the Policy for as long as I am subject to it.

Print name:
Signature:
Date: